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Exhibit 10.25

BUSINESS LOAN AGREEMENT

        This Business Loan Agreement (this "Agreement") is entered into by and between Comerica Bank-California ("Bank") and Quidel Corporation, a Delaware Corporation ("Borrower") as of this 29th day of August, 2002, at Bank's headquarters office at 333 West Santa Clara Street, San Jose, California 95113.

        1.    Loans To Borrower.    Bank and Borrower agree that any loans which Bank in its sole discretion has made or may now or hereafter make to Borrower (sometimes hereinafter collectively referred to as the "Loan") shall be subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by Bank and Borrower. In the event there are contradictions between the provisions of this Agreement and any other written agreement with the Bank, this Agreement shall prevail. Loan shall be subject to the terms and conditions of this Agreement, promissory note(s) executed in connection herewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (singularly or collectively, the "Note"), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loan (collectively, the "Loan Documents").

        2.    Legal Effect.    This Agreement supplements the terms and conditions of the Loan Documents. Except as otherwise specified herein, all terms used in this Agreement shall have the same meaning as given in the Note and/or Loan Documents which are incorporated herein by this reference. Any and all terms used in this Agreement, the Note and/or the Loan Documents shall be construed and defined in accordance with the meaning and definition of such term under and pursuant to the California Uniform Commercial Code, as amended. Except as specifically modified hereby, all of the terms and conditions of the Note and/or the Loan Documents shall remain in full force and effect.

        3.    Interest Rate; Payment Terms; Loan Fees.    The principal and interest on the Loan shall be payable on the terms set forth in the Note and/or the Loan Documents. If applicable, a loan fee shall be paid concurrently with the execution of this Agreement. In addition, Borrower shall pay such additional loan fees from time to time in the future as agreed between Bank and Borrower.

        4.    Security.    As security for Borrower's obligations to Bank under this Agreement, the Note and/or the Loan Documents and all other indebtedness and liabilities whatsoever of Borrower to Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, evidenced by the Note and/or the Loan Documents (collectively, the "Indebtedness"), Borrower hereby grants to Bank, prior to or simultaneously with the borrowing hereunder, a continuing security interest of first priority, subject to all Permitted Liens, in all accounts receivable, inventory, equipment and intangibles and all proceeds thereof, and in all collateral provided to Bank pursuant to any security agreement and/or all collateral that is delivered to Bank and/or which Bank possesses and all proceeds thereof, (collectively, the "Collateral"). As used herein, "Permitted Liens" shall include all of the following: (i) liens securing the Indebtedness; (ii) existing liens; (iii) purchase money security interests in specific items of equipment; (iv) liens for taxes, assessments or charges of any governmental authority for claims not yet due and payable or being contested in good faith by appropriate proceedings and reserved on Borrower's books to the extent required by generally accepted accounting practice and deemed adequate by Borrower; (v) additional security interests consented to by Bank; (vi) statutory liens of landlords and liens of carriers, warehousemen, consignees, buyers, mechanics, materialmen, bankers and other liens imposed by law and created in the ordinary course of business for amounts not yet due and payable or being contested in good faith; (vii) liens incurred and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance (including by way of surety bonds or appeal bonds) of tenders, bids, leases, contracts, statutory obligations or similar obligations or arising as a result of progress payments under contracts, in each case in the ordinary course of business and not relating to the repayment of debt; (viii) any attachment or judgment lien in existence less than 10 days after the entry thereof or with respect to which (a) execution has been stayed, or (b) payment is covered in full by insurance, provided that such acquisition does not create an Event of Default; (ix) liens existing on assets of any entity at the time such entity becomes a subsidiary of Borrower, provided (a) such lien was not created in contemplation of such person becoming a subsidiary, and (b) such lien does not encumber any assets other than the assets subject to such lien at the time such entity becomes a subsidiary; (x) any lien constituting a renewal, extension or replacement of any Permitted Lien, (xi) other liens incidental to the conduct of the business or the ownership of the assets of the Borrower or any subsidiary that (a) were not incurred in connection with borrowed money, (b) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (c) do not secure obligations aggregating in excess of One Million Dollars ($1,000,000).

        5.    Representations and Warranties of Borrower.    Borrower represents and warrants to Bank that as of the date of acceptance of this Agreement, the Note and/or the Loan Documents, as of the date of borrowing hereunder and at all times the Loan or any other Indebtedness are outstanding hereunder:

          (a)  If Borrower is a corporation, Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation; if a partnership, Borrower is duly organized and validly existing under the partnership agreement and the applicable laws of the state in which the partnership is formed or exists or if a limited liability company, Borrower is duly organized and validly existing under the operating agreement and the applicable laws of the state in which the limited liability company is formed;

          (b)  Borrower has the legal power and authority, to own its properties and assets and to carry out its business as now being conducted; it is qualified to do business in every jurisdiction wherein such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Borrower; it has the legal power and authority to execute and perform this Agreement, the Note and/or the Loan Documents to borrow money in accordance with its terms, to execute and deliver this Agreement, the Note and the Loan Documents, and to do any and all other things required of it hereunder; and this Agreement, the Note and all the Loan Documents, when executed on behalf of Borrower by its duly authorized officers, partners or members, as the case may be, shall be its valid and binding obligations legally enforceable in accordance with their terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights;

          (c)  The execution, delivery and performance of this Agreement, the Note and/or the Loan Documents and the borrowings hereunder and thereunder (i) have been duly authorized by all requisite corporate, partnership or company action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, articles of organization, operating agreement, bylaws or partnership agreement of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower;

          (d)  The balance sheet of Borrower as provided to Bank in connection herewith and the related statement of income of Borrower provided to Bank for the period ended March 31, 2002,

  fairly present the financial condition of Borrower in accordance with generally accepted accounting principles ("GAAP") consistently applied; and from the date thereof to the date hereof, there has been no material adverse change in such condition or operations; and

          (e)  There is not pending nor, to the best of Borrower's knowledge, threatened, any litigation, proceeding or governmental investigation which could materially and adversely affect its business or its ability to perform its obligations, pay the Indebtedness and/or comply with the covenants set forth herein and/or in the Note and/or the other Loan Documents.

        6.    Affirmative Covenants.    Until the Indebtedness is paid in full, Borrower covenants and agrees to do the following:

          (a)  Furnish to Bank within forty-five (45) days after the end of each quarter, an unaudited balance sheet and statement of income and 10Q report covering Borrower's operations. Within ninety (90) days of the end of each of Borrower's fiscal years, furnish to Bank statements of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet, profit and loss statement, statement of cash flow and 10K report. Said annual statements shall be prepared by an independent certified public accountant selected by Borrower and reasonably acceptable to Bank on an audited basis;

          (b)  In addition to the financial statements requested above, Borrower agrees to provide Bank with the following schedules in a form acceptable to Bank:

X	Accounts Receivable Aging Reports	on an as requested basis
X	Accounts Payable Aging Reports	on an as requested basis
N/A	Job Progress Reports	on a basis; and
X	Inventory Reports	on an as requested basis
N/A		on a basis

          (c)  Promptly inform Bank of the occurrence of any default or event of default as defined in the Note and/or the Loan Documents (hereinafter referred to as "Default") or of any event which could have a materially adverse effect upon Borrower's business, properties, financial condition or ability to comply with its obligations hereunder, including without limitation its ability to pay the Indebtedness;

          (d)  Furnish such other information as Bank may reasonably request;

          (e)  Keep in full force and effect its own corporate, company or partnership existence in good standing; continue to conduct and operate its business substantially as presently conducted and operated and maintain and protect all material franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair and condition, ordinary wear and tear excepted;

          (f)    Comply with the financial covenants set forth in Addendum A, attached hereto and made a part hereof;

          (g)  Maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting, in any material respect, without the written consent of Bank first obtained such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that if any changes in generally accepted accounting principles from those used in the preparation of the financial statements referred to in this Agreement hereafter result from the promulgation of rules, regulations, pronouncements, or opinions of or are otherwise required by the Financial Accounting Standards

  Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there shall occur any change in the Borrower's fiscal or tax years and, as a result of any such changes, there shall result a change in the method of calculating any of the financial covenants, negative covenants, standards or other terms or conditions found in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made,

          (h)  Permit Bank and any of its employees, officers, or agents, upon reasonable prior notice, during Borrower's usual business hours, or the usual business hours of any third person having control thereof, to have access to and examine all of Borrower's records relating to the Collateral, Borrower's financial condition and the results of Borrower's operations and in connection therewith, permit Bank or any of its agents, employees, or officer to copy and make extracts therefrom;

          (i)    Maintain Borrower's same place of business or chief executive office or residence as indicated below, and not relocate said address without giving Bank 30 days prior written notice;

          (j)    Maintain insurance with such insurers in such amounts and of a type reasonably satisfactory to Bank, with Bank to be designated as the payee of any such insurance policies under a payee/secured lender clause reasonably acceptable to Bank; and

          (k)  On a continuing basis from the date of this Agreement until the Indebtedness is paid in full and Borrower has performed all of its other obligations hereunder, Borrower represents and agrees that:

            (1)  There are not and will not be Hazardous Materials (as later defined) on, in or under any real or personal property ("Property") now or at any time owned, occupied or operated by Borrower which in any material manner violate any Environmental Law (as later defined).

            (2)  Borrower shall promptly conduct all investigations, testing and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Property in accordance with every Environmental Law.

            (3)  Borrower shall defend, indemnify and hold harmless Bank, its employees, agents, officers, shareholders and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses and reasonable attorneys' fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any Environmental Law.

            (4)  Upon ten days notice to Borrower (except in an emergency), Bank may (but is not obligated to) enter on the Property or take such other actions as it deems appropriate to inspect, test for, clean up, remove or minimize the impact of any Hazardous Materials upon Bank's receipt of any notice from any source asserting the existence of any Hazardous Materials in violation of any Environmental Law. All costs and expenses so incurred by Bank, including without limit consultant fees, legal expenses and reasonable attorneys' fees, shall be payable by Borrower upon demand.

            (5)  The provisions of this section shall survive the repayment of the Indebtedness, the satisfaction of all other obligations of Borrower to Bank, the discharge or termination by Bank of any lien or security interest from Borrower, and the foreclosure of or exercise of rights as to any collateral given to Bank.

            (6)  "Hazardous Materials" mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, or radioactive materials or any hazardous or toxic materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) or in any other Environmental Law.

            (7)  "Environmental Law" means any federal, state, local or other law, ordinance, statute, directive, rule, order or regulation on object of which is to regulate or improve health, safety or the environment.

        7.    Negative Covenants.    Borrower shall not, without Bank's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, do any of the following:

          (a)  Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity, governmental agency or instrumentality, except for Permitted Liens;

          (b)  Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge upon, or create, suffer or permit to exist any lien, security interest in, or encumbrance upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens. In addition, Borrower shall not enter into an agreement with a third party providing financing to Borrower by which Borrower places an additional negative pledge on its assets or promises not to hypothecate or transfer said assets. Borrower acknowledges and agrees that assets shall include, without limitation, Intellectual Property.

          (c)  Permit any levy, attachment or restraint to be made affecting any of Borrower's assets in an amount in excess of One Million Dollars ($1,000,000);

          (d)  Permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower's assets in excess of One Million Dollars ($1,000,000);

          (e)  Other than sales of inventory in the ordinary course of Borrower's business, to sell, lease or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower's assets exceeding, in the aggregate, One Million Dollars ($1,000,000) in value in any one fiscal year;

          (f)    Change its name, business structure, corporate identity or structure; add any new fictitious name, liquidate, merge or consolidate with or into any other business organization where (i) Borrower is not the surviving entity, (ii) the cost to Borrower is in excess of One Million Dollars ($1,000,000), and (iii) such merger or consolidation otherwise creates an Event of Default;

          (g)  Move or relocate any material portion of the collateral except in the ordinary course of Borrower's business;

          (h)  Acquire any other business organization that would cause a use of Borrower's cash or the assumption of debt in excess of One Million Dollars ($1,000,000);

          (i)    Enter into any transaction not in the usual course of Borrower's business, except for an acquisition or disposition involving the use of Borrower's cash or assumption of debt of less than One Million Dollars ($1,000,000);

          (j)    Make any investment in securities of any person, association, firm, entity or corporation other than marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at the time of acquisition, the highest rating obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc., (iii) commercial paper having, at the time of acquisition, one of the highest two ratings obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc., (iv) certificates of deposit, other time deposits, and bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank operating under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000, (v) repurchase agreements with respect to any of the Investments permitted under the foregoing clauses (i), (ii), (iii), and (iv); or (v) institutional money market funds organized under the laws of the United States of America or any state thereof that invest solely in any of the Investments permitted under the foregoing clauses (i), (ii), (iii), and (iv); (vi) investments by the Borrower or any subsidiary in any of Borrower's subsidiaries and (vii) investments not otherwise permissible hereunder, provided that the amount of any such otherwise impermissible investment does not exceed One Million Dollars ($1,000,000);

          (k)  Make any change in Borrower's financial structure or in any of its business objects, purposes or operations which would adversely affect the ability of Borrower to pay its obligations;

          (l)    Incur any debt, other than obligations to Bank, in excess of One Million Dollars ($1,000,000), outside the ordinary course of Borrower's business;

          (m)  Make any advance or loan except in the ordinary course of Borrower's business except for (i) loans or advances that are current assets or arise from sales in the ordinary course of business; (ii) trade credit extended on usual and customary terms in the ordinary course of business; (iii) advances to employees for moving, relocation and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; loans or advances for working capital purposes by the Borrower to any subsidiary or joint venture, provided (a) such subsidiary or joint venture has positive tangible net worth after giving effect to such loan or advance, (b) such debt is incurred in the ordinary course of business of such subsidiary or joint venture, (c) such debt is evidenced by a note or other instrument that is subject to a valid, perfected and first priority lien in favor of the Bank;

          (n)  Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

          (o)  Sell, lease, transfer or otherwise dispose of properties and assets having an aggregate book value of more than One Million Dollars ($1,000,000.00) (whether in one transaction or in a series of transactions) except as to the sale of the inventory in the ordinary course of business; change its name, consolidate with or merge into any corporation, permit another corporation to merge into it, enter into any reorganization or recapitalization or reclassify its capital stock, or enter into any sale-lease back transaction;

          (p)  Purchase or hold beneficially any stock or other securities of, or make any investment for more than One Million Dollars ($1,000,000) or acquire any interest for more than One Million Dollars ($1,000,000) in, any other person, except for the common stock of the subsidiaries owned by Borrower on the date of this Agreement or other applicable date and except for certificates of deposit with maturities of one year or less of a United States commercial bank with capital, surplus and undivided profits in excess of One Hundred Thousand Dollars ($100,000.00), and direct obligations of the United States government maturing within one (1) year from the date of acquisition thereof;

          (q)  Allow any fact, condition or event to occur or exist with respect to any employee, pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;

          (r)  Acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in an aggregate amount that exceeds One Million Dollars ($1,000,000.00) in any fiscal year; or

        8.    Default.    The terms "Default" or "Event of Default", as used herein, shall have the meaning given in the Note and/or the Loan Documents. In addition, the parties agree that any one or more of the following events shall constitute a default by Borrower under this Agreement, the Note and/or the Loan Documents:

          (a)  If Borrower fails or neglects to perform, keep or observe any material term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, the Note, the Loan Documents or any other present or future agreement between Borrower and Bank;

          (b)  If any material representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct as of the time such representation, statement, report or certificate was made;

          (c)  If Borrower fails to pay when due and payable or declared due and payable, all or any portion of the Indebtedness (whether or principal, interest, taxes, reimbursement of Bank expenses, or otherwise);

          (d)  If there is a material impairment of the value or priority of Bank's security interest in the collateral;

          (e)  If all or any of Borrower's assets in excess of One Million Dollars ($1,000,000) are affected, become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;

          (f)    If any insolvency proceeding is filed or commenced by or against Borrower without being dismissed within ten (10) days thereafter;

          (g)  If any bankruptcy or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation without being dismissed within ten (10) days of its commencement;

          (h)  If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          (i)    If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing in excess of Two Hundred Thousand Dollars ($200,000) at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof;

          (j)    If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower's assets in excess of One Million Dollars ($1,000,000) and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

          (k)  If Borrower's records are prepared and kept by an outside computer service bureau at the time this Agreement, the Note and/or the Loan Documents are entered into or during the term of this Agreement, the Note and/or the Loan Documents, such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of

  Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank's Collateral, Borrower's financial condition or the results of Borrower's operations;

          (l)    If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise;

          (m)  If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's obligations to Bank, including without limitation the Indebtedness, provided, however, that as long as no Event of Default then exists, the Borrower and its subsidiaries may pay intercompany debt in the ordinary course of business consistent with past practice;

          (n)  If any material misrepresentation exists now or thereafter in any written warranty or representation made to Bank by any officer or director of Borrower, or if any such written warranty or representation is withdrawn by any officer or director;

          (o)  If any party subordinating its claims to that of Bank's or any guarantor of Borrower's obligations terminates its subordination or guaranty, becomes insolvent or an insolvency proceeding is commenced by or against any such subordinating party or guarantor;

          (p)  If Borrower is an individual and Borrower dies;

          (q)  If there is a change of ownership or control of N/A percent (            %) or more of the issued and outstanding stock of Borrower; or

          (r)  If any reportable event, which the Bank reasonable determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 8, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's Tangible Effective Net Worth.

        Bank shall not be obligated to make advances to Borrower during any cure period provided for in Sections 8(e), 8(f), 8(j), and 8(r) above.

        9.    Rights and Remedies.    The parties have agreed as follows with respect to Bank's rights and remedies upon Default:

          (a)  Bank shall have all rights and remedies available hereunder and under the Note and the Loan Documents and under applicable law;

          (b)  Bank may at its option without notice, accelerate the Indebtedness and declare all Indebtedness to be due, owing and payable in full;

          (c)  Bank may at its option without notice, cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or any other agreement between Borrower and Bank.

          (d)  No Default (as defined in this Agreement, the Note and/or the Loan Documents) shall be waived by Bank except in writing and a waiver of any Default shall not be a waiver of any other default or of the same default on a future occasion;

          (e)  No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement, the Note and/or the Loan Documents; and

          (f)    No forbearance on the part of Bank in enforcing any of its rights under this Agreement, the Note and/or the Loan Documents nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder shall constitute a waiver of any of the terms of this Agreement, the Note, and/or the Loan Documents, or of any such right.

        10.    Cross-Default.    A Default under this Agreement shall also be a Default under the Note and the Loan Documents, and vice versa. A Default under this Agreement, the Note and/or the Loan Documents shall also be a Default under every other note and other agreement between Bank and Borrower, and vice versa.

        11.    Cross-Collateral.    Any Collateral for this Agreement, the Note and/or the Loan Documents shall also be Collateral for any other obligations owing by Borrower to Bank. Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of the undersigned's principal dwelling or in any of the undersigned's real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the undersigned (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them), unless expressly provided to the contrary in another place.

        12.    Survival of Covenants, Agreements, Representations and Warranties.    All covenants, agreements, representations and warranties (a) previously made (except as specifically subsequently modified); (b) made in connection herewith or with the Note and/or the Loan Documents and/or any document contemplated hereby; or (c) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowing hereunder and thereunder and the repayment in full of the Note and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Bank. All statements as to Borrower contained in any certificate or other document delivered to Bank by Borrower at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

        13.    Miscellaneous.    The parties agree to the following miscellaneous terms:

          (a)  This Agreement, the Note and the Loan Documents shall be governed by California law, without regard for the effect of conflict of laws;

          (b)  Borrower agrees that it will pay all out of pocket costs of Bank and expenses (including, without limitation, Bank's reasonable attorneys' fees and costs and/or fees, transfer charges and costs of Bank's in-house counsel) in connection with the preparation of this Agreement, the Note and/or the Loan Documents and/or the documents contemplated hereby and the closing of the Loan;

          (c)  This Agreement, the Note and/or the Loan Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its right or obligations under this Agreement, the Note and/or the Loan Documents without the prior written consent of Bank;

          (d)  Borrower acknowledges that Bank may, subject to its full compliance with its obligations described in that certain letter agreement between Bank and Borrower dated as of August 29,

  2002, provide information regarding Borrower and the Loan to Bank's parent, subsidiaries and affiliates and service providers, and

          (e)  This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof. Any amendments hereto shall be in writing and be signed by all parties hereto.

        14.    JURY WAIVER.    THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

        IN WITNESS WHEREOF, the parties have executed this Business Loan Agreement as of the date first set forth above.

Address of Borrower:	Borrower:

10165 McKellar Court	Quidel Corporation
San Diego, CA 92121	By:	/s/ PAUL E. LANDERS

	Title:	Vice President, Chief Financial Officer

By:

Title:

Comerica Bank-California ("Bank")

By:
/s/ Illegible

Title:

ADDENDUM A TO BUSINESS LOAN AGREEMENT
(FINANCIAL COVENANTS)

        1.    Definitions Relating to Financial Covenants.

        Cash Flow as used in this Agreement means for any applicable period of determination, the net income (as later defined) (after deduction for income taxes and other taxes of Borrower or its subsidiaries, determined by reference to income or profits of Borrower or its subsidiaries) for such period, plus, to the extent deducted in computation of such net income, the amount of depreciation and amortization expense and the amount of deferred tax liability during such period, all as determined in accordance with GAAP. For Borrower and its subsidiaries, the applicable period of determination will be N/A, beginning with the period from            to            .

        Cash Flow Coverage Ratio means the ratio, of "Net Cash Flow" divided by "Debt Service".

        Current Assets as used in this Agreement means, as of any applicable date of determination, all unrestricted cash, CD's or marketable securities, non-affiliated accounts receivable, United States Government securities and/or claims against the United States Government, and inventories (held for sale in the ordinary course of business) of Borrower and its subsidiaries.

        Current Liabilities as used in this Agreement means, as of any applicable date of determination, (i) all liabilities of Borrower or its subsidiaries that should be classified as current in accordance with GAAP, including, without limitation, any portion of the principal of the Indebtedness under this Agreement, the Note and/or the Loan Documents classified as current, plus (ii) to the extent not otherwise included, all liabilities of Borrower to any of its affiliates (including officers, directors, shareholders, subsidiaries and commonly held companies), whether or not classified as current in accordance with GAAP unless same shall be the long term portion of Subordinated Debt (as defined below).

        Current Ratio as used in this Agreement means, as of an applicable date of determination, Current Assets divided by Current Liabilities.

        Debt shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP excepting such liabilities as shall be Subordinated Debt (as defined below), and contingent obligations of the Borrower and its subsidiaries with respect to debt of joint ventures that are not consolidated in the consolidated financial statements of the Borrower under GAAP, provided that (a) such debt and contingent obligations are incurred in the ordinary course of business, (b) such debt is fully secured by assets not reflected on the consolidated balance sheet of the Borrower (except as part of the investment of the Borrower in such joint venture, and (c) such contingent obligations remain contingent.

        Debt Service, as used herein, shall mean the sum of: (i) the principal and interest payments due within twelve (12) months of the applicable quarter end, on all Long Term Debt and interest expense paid on Revolving Line of Credit for the previous (12) months of the applicable quarter end (ii) lease payments due within twelve (12) months of the applicable quarter end on all Long Term Capital Leases. "Long Term Debt" and "Long Term Capital Leases," as used herein, shall mean those debts and lease obligations or renewals or extensions thereof whose original terms exceeded one (1) year.

        EBITDA as used in this Agreement as of any applicable date of determination shall mean the sum of (a) net income before taxes, plus (b) interest expense, plus (c) depreciation and amortization expense.

        Fixed Charges as used in this Agreement means, as of any applicable period of determination, with respect to Borrower and its subsidiaries, the sum, without duplication, of (a) all interest paid or payable during such period by Borrower or its subsidiaries on debt of such person; plus (b) all payments of principal or other sums paid or payable during such period by such person with respect to Debt having a final maturity more than one year from the date of creation of such Debt; plus (c) all debt discount and expense amortized or required to be amortized during such period by such person; plus (d) the maximum amount of all rents and other payments paid or required to be paid by such person during such period under any lease or other contract or arrangement providing for use of real or personal property in respect of which such person is obligated as a lessee, user or obligor; plus (e) all dividends and other distributions paid or payable by Borrower (including S-Draws, if applicable, as per the Cash Flow Coverage Ratio above) or its subsidiaries or otherwise accumulating during such period on any capital stock of Borrower or its subsidiaries; plus (f) all loans or other advances made by Borrower or its subsidiaries during such period to any affiliate of such person. The applicable period of determination will be N/A, beginning with the period from            to            .

        Net Cash Flow shall mean the sum of: (i) pre-tax income of Borrower, plus (ii) the amount of interest and depreciation amortization charges less (iii) cash dividends, less (iv) income taxes, less (v) the amount the Borrower expended during the year for the acquisition of fixed assets and /or leasehold improvements, plus (vi) the amount of Long Term Debt Borrower incurred for the acquisition of such fixed assets and/or leasehold improvements, all of which will be computed for the twelve (12) month period ending with the applicable quarter.

        Net Income shall mean the net income (or loss) of a person for any period determined in accordance with GAAP but, however, excluding:

          (a)  any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

          (b)  in the case of the Borrower, net earnings of any person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

        Quick Assets as used in this Agreement means, as of any applicable date of determination, unrestricted cash, CD's or marketable securities and net accounts receivable arising from the sale of goods and services, and United States Government securities and/or claims against the United States Government of Borrower and its subsidiaries.

        Quick Ratio as used in this Agreement means, as of an applicable date of determination, Quick Assets divided by Current Liabilities, excluding subordinated debt.

        Tangible Effective Net Worth as used in this Agreement means Tangible Net Worth as of any applicable date of determination, increased by the long term portion of Subordinated Debt (as defined below), if any, of Borrower or its subsidiaries and decreased by the following: Subscription lists, organization expenses, trade accounts receivable converted to notes, and money due to Borrower or its subsidiaries from affiliates (including officers, directors, subsidiaries and commonly held companies).

        Tangible Net Worth as used in this Agreement means, as of any applicable date of determination, the excess of:

          (a)  the net book value of all assets of Borrower and its subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus

          (b)  all Total Liabilities of Borrower and its subsidiaries.

        Total Liabilities as used in this Agreement means, as of any applicable date, the total of all items of indebtedness, obligation or liability which, in accordance with GAAP consistently applied, would be included in determining the total liabilities of Borrower or its subsidiaries, including, without limitation, (a) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired, whether or not the obligations secured thereby shall have been assumed; (b) all obligations which are capitalized lease obligations; and (c) all guaranties, endorsements or other contingent or surety obligations with respect to the indebtedness of others, whether or not reflected on the balance sheets of Borrower or its subsidiaries, including, without limitation, any obligation to furnish funds, directly or indirectly through the purchase of goods, supplies, services, or by way of stock purchase, capital contribution, advance or loan or any obligation to enter into a contract for any of the foregoing.

        Total Liabilities to Tangible Effective Net Worth Ratio means, as of any applicable date, Total Liabilities divided by Tangible Effective Net Worth.

        Subordinated Debt as used in this Agreement means indebtedness of Borrower to third parties which has been subordinated to all Indebtedness owing by Borrower to Bank pursuant to a subordination agreement in form and content satisfactory to Bank.

        Senior Debt as used in this Agreement means obligations of Borrower outstanding to Bank.

        Working Capital as used in this Agreement means, as of any applicable date of determination, Current Assets less Current Liabilities.

Other.

        2.    Financial Covenants.    Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which shall be monitored on a quarterly basis, except as noted below.

          (a)  Working Capital in an amount not less than     N/A     ;

          (b)  Tangible Effective Net Worth in an amount not less than $32,000,000 increased quarterly by 50% of net profit after taxes of such quarter.

          (c)  A ratio of Current Assets to Current Liabilities of not less than     N/A     ;

          (d)  A ratio of Quick Assets to Current Liabilities of not less than 1.00:1.00 ;

          (e)  A ratio of Total Liabilities (less Subordinated Debt as defined herein) to Tangible Effective Net Worth of less than   1.50:1.00   ;

          (f)    A Cash Flow Coverage Ratio of not less than 1.75:1.00 ;

          (g)  Net income after taxes or S-Draws as per Cash Flow Coverage Ratio above of     N/A    ;

          (h)  Profitability on a     N/A     basis                                                  ;

          (i)    Fixed Charge Ratio of                         N/A                          ;

          (j)    Other applicable terms: Senior Debt to EBITDA of not greater than 1.75:1.00 to be measured on a quarterly basis beginning June 30, 2002, based on a four quarter rolling EBITDA, computed for the four quarter period ending on the last day of the of the applicable quarter.

        All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

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  Exhibit 10.25
BUSINESS LOAN AGREEMENT